Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

PropertyGuru Group Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type(1)	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate		Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid		Primary Offering
	Equity	Ordinary shares issuable on exercise of warrants(2)	Rule 457(g)	17,003,411		(3)	$177,586,481.66	$ $	92.70 per 1,000,000		$16,462.27
		Secondary Offering
	Equity	Ordinary shares(4)	Rule 457(c)	146,358,455	$7.06	(5)	$1,032,558,900.03	$ $	92.70 per 1,000,000		$95,718.21
	Equity	Warrants to purchase ordinary shares(6)	Rule 457(g)	12,960,001	—		—		—		—
	Equity	Ordinary shares issuable on exercise of warrants(2)	Rule 457(g)	17,003,411		(3)	$177,586,481.66	$ $	92.70 per 1,000,000		$16,462.27
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts						$1,387,731,863.35				$128,642.74
	Total Fees Previously Paid									S$	0.00
	Total Fee Offsets									S$	0.00
	Net Fee Due										$128,642.74

(1)

Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents 17,003,411 ordinary shares, par value $0.0001 per share (“ordinary shares”), of PropertyGuru Group Limited (the “Company”) issuable upon exercise of the warrants of the Company.
(3)

Calculated pursuant to Rule 457(g) of the Securities Act, based on the higher of the exercise price of each warrant of the Company, which is (i) $6.92 per ordinary share in respect of the one (1) warrant to purchase 4,043,411 ordinary shares issued to Epsilon Asia Holdings II Pte. Ltd. (the “KKR Investor”) and (ii) $11.50 per ordinary share in respect of the 12,960,000 warrants to purchase an aggregate of 12,960,000 ordinary shares issued to Bridgetown 2 LLC (the “Sponsor”), and the average of the high and low prices of the Company’s ordinary shares on the New York Stock Exchange (“NYSE”) on April 11, 2022.

(4)

The number of ordinary shares of the Company being registered for resale by the selling securityholders identified in this registration statement represents the sum of (i) 13,193,068 ordinary shares issued to certain investors in private placements pursuant to the PIPE Subscription Agreements (as defined in the prospectus) consummated in connection with the Business Combination (as defined in the prospectus), and (ii) 133,165,387 ordinary shares issued to certain shareholders in connection with the Business Combination.

(5)

Calculated in accordance with Rule 457(c) under Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low prices of the Company’s ordinary shares on the NYSE on April 11, 2022.

(6)

Represents (i) one (1) warrant to purchase 4,043,411 ordinary shares at a price of $6.92 per ordinary share issued to the KKR Investor and (ii) 12,960,000 warrants to purchase an aggregate of 12,960,000 ordinary shares at an exercise price of $11.50 per ordinary share issued to the Sponsor. In accordance with Rule 457(g), the entire registration fee for such warrants is allocated to the ordinary shares underlying the warrants, and no separate fee is payable for the warrants.